Exhibit (d)(4): Copy of Children's Level Term Insurance Rider

RIVERSOURCE LIFE INSURANCE CO.
OF NEW YORK
20 Madison Avenue Extension
Box 5144
Albany, New York 12205
1-800-541-2251

                     CHILDREN'S LEVEL TERM INSURANCE RIDER

Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase Your policy values.

DEFINITION OF INSURED

When We use the term "Insured" in this rider, We mean the person who is the insured under the policy to which this rider is attached.

DEFINITION OF INSURED CHILD

When We use the term "Insured Child" in this rider, We mean:

1. any child, step-child, or legally adopted child of the Insured who is named in the application for this rider. The child must be at least 15 days old before coverage is provided. On the date of the application the child must be less than 19 years old; and

2. any child born to or legally adopted by the Insured after the date of application for this rider, or any step-child acquired by the Insured after the date of application for this rider and who is a member of the Insured's household. The child must be at least 15 days old before coverage is provided. On the date of adoption or the date the stepchild is acquired, the child must be less than 19 years old.

RIDER BENEFIT

If We receive proof satisfactory to Us that an Insured Child died:

1.   while this rider is In Force; and

2.   before the Insured Child's 22nd birthday; and

3.   before the Insured's Attained Insurance Age 65 Anniversary;

We will pay a death benefit to You. The amount of the benefit will be the amount shown for this rider under Policy Data.

PAID-UP TERM INSURANCE BENEFIT

If the Insured dies while this rider is In Force, We will automatically change this rider to paid-up term insurance coverage on the life of each Insured Child. The amount of paid-up term insurance coverage for each Insured Child will be the same as the death benefit shown for this rider under Policy Data. The paid-up term insurance coverage will continue until the Insured Child's 22nd birthday, or if earlier, the Insured's Attained Insurance Age 65 Anniversary had the Insured lived.

OWNER OF THE PAID-UP TERM INSURANCE COVERAGE

The Insured Child whose life is insured by the paid-up term insurance coverage will also be the owner of the paid-up term insurance coverage.

BENEFICIARY OF THE PAID-UP TERM INSURANCE COVERAGE

The estate of the Insured Child whose life is insured by the paid-up term insurance coverage will be the beneficiary of the paid-up term insurance coverage unless the owner of the paid-up term insurance coverage changes the beneficiary designation. Any change received by Us will take effect as of the date the owner of the paid-up term insurance coverage signed the request, or a later date if specified in the request from the owner of the paid-up term insurance coverage, subject to any action taken or payment made by Us before We received the change.

CONVERSION TO A NEW POLICY

If the Insured has not died, You have the right to convert the insurance provided by this rider to a new policy without providing evidence of insurability if the insurance is In Force on the earlier of:

1. the Insured Child's 22nd birthday; or

2. the Insured's Attained Insurance Age 65 Anniversary.

You will be the owner of the new policy.

If the Insured has died and insurance is being provided for an Insured Child by paid-up term insurance coverage, the owner of the paid-up term insurance coverage has the right to convert the paid-up term insurance coverage to a new policy without providing evidence of insurability if the paid-up term

  138798                              Page 1                              9/12
insurance coverage is In Force on the earlier of:

1.   the Insured Child's 22nd birthday; or

2.   the Insured's Attained Insurance Age 65 Anniversary had the Insured lived.

The owner of the paid-up term insurance coverage will be the owner of the new policy.

Any conversion will be subject to the following requirements:

     CONVERSION ON INSURED CHILD'S 22ND BIRTHDAY

     To convert the insurance In Force on an Insured Child's 22nd birthday, a Written Request must be received by Us:

     1. within the 31 days following such Insured Child's 22nd birthday; and

     2. during the life of the Insured Child; and

     3. with the full first premium for the new policy.

     The new policy will be effective as of such Insured Child's 22nd birthday. If conversion is not made, the insurance In Force will Terminate on such Insured's Child's 22nd birthday.

     CONVERSION AT INSURED'S ATTAINED INSURANCE AGE 65 ANNIVERSARY

     Only the insurance In Force on each Insured Child who has not reached his or her 22nd birthday can be converted.

     To convert the insurance In Force on an Insured Child at Insured's Attained Insurance Age 65 Anniversary, or the Insured's Attained Insurance Age 65 Anniversary had the Insured lived, as applicable, a Written Request for conversion must be received by Us:

     1. within the 31 days following the Insured's Attained Insurance Age 65 Anniversary, or the Insured's Attained Insurance Age 65 Anniversary had the Insured lived, as applicable; and

     2.   during the life of each such Insured Child; and

     3.   with the full first premium for each new policy.

Each new policy will become effective as of the Insured's Attained
Insurance Age 65 Anniversary, or the Insured's Attained Insurance Age 65 Anniversary had the Insured lived, as applicable. If conversion is not made, the insurance In Force will Terminate on each Insured's Child at the Insured's Attained Insurance Age 65 Anniversary, or the Insured's Attained Insurance Age 65 Anniversary had the Insured lived, as applicable.

THE NEW POLICY RESULTING FROM CONVERSION

The new policy resulting from conversion will be a permanent plan of life insurance as offered by Us on the effective date of the new policy for conversions of Children's Level Term Insurance Riders. The maximum amount of insurance for each new policy may be up to 5 times the amount stated for this rider under Policy Data. The minimum amount is $2,000. The premium will depend on the policy chosen and will be based on the risk classification of the Insured Child, the amount of insurance and the Insured Child's age at the time of conversion. The Insured Child's risk classification under this rider will be the Insured Child's risk classification under the new policy. If the Insured Child's risk classification under this rider is no longer available, a risk classification not less favorable then offered by Us on the conversion date will be used.

MONTHLY DEDUCTION FOR THE COST OF THIS RIDER

While this rider is in force, a monthly deduction for the cost of this rider is taken from the Policy Value. The monthly deduction amount for this rider is shown under Policy Data.

SUICIDE EXCLUSION

If within two years of this rider's effective date the Insured commits suicide, the paid-up term insurance benefit provision in this rider will automatically apply. No other benefit provided by this rider will be payable. Any monthly deductions paid for this rider will not be refunded.

MISSTATEMENT OF AGE

If the age of the Insured or an Insured Child has been misstated, the amount payable, if any, under this rider will be based on the availability of insurance coverage as offered by Us on the effective date of this rider under Children's Level Term Insurance Riders at the correct age.

RIDER REINSTATEMENT

To reinstate this rider, You must provide satisfactory evidence of insurability for all persons whose lives would be insured under this rider, had this rider not Terminated, on the date of reinstatement.

RIDER INCONTESTABILITY

This rider will be incontestable after it has been In Force during the Insured's lifetime for two years from the effective date of this rider.

  138798                              Page 2                              9/12

RIDER TERMINATION

This rider will Terminate on the earliest of the following:

1. the Monthly Date on or next following the effective date of Your Request by Written Request or other requests acceptable to Us for coverage to end; or

2.   the Expiration Date for this rider shown under Policy Data; or

3.   the date of death of the Insured; or

4.   the date the policy Terminates.

The effective date of Your request is the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, the effective date of Your request is the date We receive Your request, or a later date if specified in Your request.

IF THE INSURED NO LONGER HAS, OR EXPECTS TO HAVE, AN INSURED CHILD THAT IS ELIGIBLE FOR COVERAGE UNDER THIS RIDER, YOU MAY WISH TO TERMINATE THIS RIDER.

Termination of this rider due to the Termination of the policy as a result of the death of the Insured will not affect any paid-up term insurance benefit provided under the terms of this rider for an Insured Child.

This rider is issued as of the Policy Date of the policy unless a different date is shown under Policy Data.

(-s- Thomas R. Moore)

SECRETARY

  138798                              Page 3                              9/12